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                                                                     EXHIBIT 5.1








                                  June 10, 1998

Eye Care Centers of America, Inc.
11103 West Avenue
San Antonio, Texas  78213

Ladies and Gentlemen:

         We have acted as counsel to Eye Care Centers of America, Inc., a Texas corporation (the "Company"), in connection with the offer to exchange under the Securities Act of 1933, as amended, $100,000,000 in principal amount of the Company's 91/8% Senior Subordinated Notes due 2008 and $50,000,000 in principal amount of the Company's Floating Interest Rate Subordinated Term Securities due 2008 (FIRST(SM)) (collectively, the "Exchange Notes") for $100,000,000 in principal amount of the Company's outstanding 91/8% Senior Subordinated Notes due 2008, and $50,000,000 in principal amount of the Company's outstanding Floating Interest Rate Subordinated Term Securities due 2008 (FIRST(SM)), respectively, pursuant to a Registration Statement on Form S-4 (File No. 333-________) filed with the Securities and Exchange Commission (the "Registration Statement"). The Exchange Notes are being issued pursuant to an Indenture in the form filed as an Exhibit to the Registration Statement (the "Indenture").

         As such counsel, we have examined (i) certain corporate records of the Company, including its Certificate of Incorporation, as amended, its Bylaws, stock records and minutes of meetings of its stockholders and Board of Directors; (ii) a Certificate of the Secretary of the State of Texas as to the legal existence of the Company; and (iii) such other documents as we have deemed necessary as a basis for the opinions hereinafter expressed.

         Based upon the foregoing, and having regard for such legal considerations as we deem relevant, we are of the opinion that:

         1. The Company is a corporation validly existing under the laws of the State of Texas;

         2. The Exchange Notes, when issued under the circumstances contemplated in the Indenture, (a) will have been duly and validly issued by the Company, with all requisite authority and action; and (b) will be the legal, valid and binding obligations of the Company.
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         We hereby consent to the filing of this opinion as an Exhibit to the
Registration Statement and to the reference to us under the caption "Legal Matters" in the Prospectus forming a part of the Registration Statement.


                                                Very truly yours,



                                                /s/ Hutchins, Wheeler & Dittmar



                                                HUTCHINS, WHEELER & DITTMAR
                                                A Professional Corporation